Exhibit (a)(4)


                    KEMPER GLOBAL/INTERNATIONAL SERIES, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2)


         Kemper Global/International Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the one hundred million (100,000,000) shares of authorized capital stock of the Corporation currently designated as the "Growth Fund of Spain" is hereby changed to and redesignated as the "Kemper International Research Fund."

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

         THIRD: A majority of the Board of Directors of the Corporation, acting at a meeting duly called and held on January 19, 2000, adopted resolutions amending the Charter of the Corporation as described above. The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.



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         IN WITNESS WHEREOF, Kemper Global/International Series, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested by its Assistant Secretary on the 6th day of April, 2000; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all materials respects to the best of his knowledge, information and belief, and that this statement is made under the penalties of perjury.


ATTEST:                                   KEMPER GLOBAL/INTERNATIONAL
                                          SERIES, INC.


By:      /s/Maureen E. Kane               /s/Mark S. Casady
         ---------------------------      ---------------------------
         Maureen E. Kane                  Mark S. Casady
         Assistant Secretary              President






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